Exhibit 10.6

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Made as of June 4, 2012

Between

2314505 ONTARIO INC.

(the “Purchaser”)

and

KAREN DALICANDRO

(“Karen”)

and

DONALD DALICANDRO

(“Don”)

i

ii

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement (the “Agreement”) dated as of  June 4, 2012 (the “Closing Date”) between:

2314505 ONTARIO INC., a corporation formed under the laws of the Province of Ontario

(the “Purchaser”)

- and -

KAREN DALICANDRO, an individual residing in Burlington, Ontario

(“Karen”)

- and -

DONALD DALICANDRO, an individual residing in Burlington, Ontario

(“Don”)

RECITALS

A. By a share purchase agreement dated the date hereof (the “Purchase Agreement”) by and among Don, the Purchaser, DPS, Karen and 2293046 Ontario Inc. (“Karenco” and, together with Karen, the “Vendors”), the Vendors agreed to sell, and the Purchaser agreed to purchase, all shares held by the Vendors in the capital of Apex Systems Integrators Inc. (the “Corporation”).

B. Don is Karen’s husband, is the president of the Corporation and will receive a significant indirect financial benefit from the transactions contemplated under the Purchase Agreement.

C. In connection with the sale of the Corporation to the Purchaser, Don wishes to be employed by the Corporation under his Employment Agreement following the closing of the transactions contemplated in the Purchase Agreement and the Corporation wishes to employ Don under the Employment Agreement.

D. Karen’s employment with the Corporation was terminated, effective December 31, 2011.

E. Karen and Don each have had access to confidential information customer lists and other proprietary assets of the Corporation, the use of which would diminish the value to the Purchaser of the Purchased Shares.

F. The Purchaser would not complete the Purchase contemplated by the Purchase Agreement unless each Principal executes and delivers this Agreement.

FOR VALUE RECEIVED, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

Section 1.1 Definitions

In this Agreement:

(1) “Agreement” has the meaning given to it in the Preamble.

(2) “Business” means the business of licensing, selling and installing wireless mobile workforce software solutions (which software applications are limited to warehouse management, merchandizing, sales and delivery, field service and logistics and transportation) in Canada and the United States as conducted by the Corporation on the Closing Date.

(3) “Closing Date” has the meaning given to it in the Preamble.

(4) “Confidential Information” means collectively all proprietary information, information treated as confidential by the Corporation, and information not generally known to the public, concerning the Corporation, the Business and its Customers, including writings, equipment, processes, sales literature and data, control systems, operations, drawings, notes, manuscripts, consulting methods and materials, reports, manuals, invention records, surveys and survey forms, financial data and information, business plans, customer lists, contact persons, the identity of or other data about Customers, prices, pricing lists and policies, inventory lists, financing requirements and services, wages, arrangements with Suppliers and Customers or product information programs, systems, software, source code, object code, algorithms, formats, formulas, data bases, electronically stored or compiled data, plans, projects, designs, methodologies, procedures, technology, concepts and techniques, ideas, advances over general common knowledge, copyrights, trade secrets or other materials embodying trade secrets, Customer or product information or technical, managerial or business information of the Corporation.  Confidential Information does not include general technical skills or general experience gained by me during my contact with the Corporation.

(5) “Corporation” has the meaning given to it in Recital A and includes the corporation resulting from any amalgamation between the Corporation and the Purchaser.

(6) “Customer” means all Persons who, during the 6-month period before the commencement of the applicable Restrictive Period, were invoiced by the Corporation and in respect of Don’s Restrictive Period, and any customers of DPS invoiced by DPS in the twenty-four month period prior to the commencement of Don’s Restrictive Period.

(7) “Don’s Restrictive Period” has the meaning given to it in Section 3.1.

(8) “DPS” means DecisionPoint Systems, Inc. and its successors and assigns.

(9) “Event of Default” means any one or more of the following:

(a)	a failure by the Purchaser to:

(i)	pay that part of the 2013 EBITDA Basic Earn-Out Amount, if any, owing to the Vendors under Section 2.4(2)(a) of the Purchase Agreement;

(ii)
deliver that part of the consideration in respect of the 2013 EBITDA Basic Earn-Out Amount, if any, owing to the Vendors under Section 2.4(2)(b) of the Purchase Agreement or the 2013 EBITDA Additional Earn-Out Amount, if any, owing to the Vendors under Section 2.5 of the Purchase Agreement; or

(iii)	pay to the Vendors any principal or interest due under the Convertible Note,

and, in each such case, such failure continues for a period of 10 Business Days after the Principals deliver a written notice of default to the Purchaser and DPS;

(b)
failure by the Corporation to pay to Don any salary due to Don under Section 3.1 of the Employment Agreement or any Bonus Payments due to Don under Article 4 of the Employment Agreement, and, in each such case, such failure continues for a period of 10 Business Days after Don delivers a written notice of default to the Corporation and DPS; and

(c)
Don has terminated the Employment Agreement and his employment thereunder pursuant to Section 12.1(1)(b) of the Employment Agreement, and Don has given the Corporation and DPS not less than 10 Business Days written notice to cure the cause or Deemed Cause specified in such notice;

(d)
the Corporation has terminated the Employment Agreement and Don’s employment thereunder pursuant to Section 12.1(2)(b) thereof and the Arbitrator has issued an arbitral award under Article 15 of the Employment Agreement determining that: (i) the Corporation terminated the Employment Agreement and Don’s employment thereunder pursuant to Section 12.1(2)(b) thereof; and (ii) the Corporation did not have cause to terminate the Employment Agreement and Don’s employment thereunder pursuant to Section 12.1(2)(b) thereof.

(10) “Karen’s Restrictive Period” has the meaning given to it in Section 3.1.

(11) “Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators or other legal representatives of an individual in such capacity.

(12) “Principals” means, collectively, Karen or Don, and “Principal” means any one of them.

(13) “Purchase Agreement” has the meaning given to it in Recital A.

(14) “Restrictive Period” means Don’s Restrictive Period or Karen’s Restrictive Period, as the case may be.

(15) “Supplier” means all Persons who, during the 6-month period before the commencement of the applicable Restrictive Period, invoiced the Corporation.

(16) “Vendors” means, collectively, Karen and Karenco, and “Vendor” means any one of them

Section 1.2 Defined Terms in Purchase Agreement

Any other capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

Section 1.3 Additional Rules of Interpretation

(1) Gender and Number.  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents.  The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References.  Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

(4) Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement.  The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8) Writing.  References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

ARTICLE 2 – CONFIDENTIALITY

Section 2.1 Acknowledgement

Each Principal acknowledges and agrees that he or she is now and will become aware of Confidential Information relating to the Business during his or her past employment with the Corporation and, in the case of Don, his continued employment with the Corporation, and that such Confidential Information is a valuable, special and unique asset of the Corporation, which has commercial and competitive value that can be used to the detriment of the Purchaser, if disclosed.

Section 2.2 Don’s Obligation Not to Disclose

Except with the prior written consent of the Purchaser, Don agrees during Don’s Restrictive Period:

(a)
to hold in strict confidence and not use, discuss or disclose, directly or indirectly, to any other person or entity, any Confidential Information, save and except in the proper discharge of his employment duties for the Corporation (while taking appropriate steps to guard the confidentiality of such information) or as may be specifically required by law; and

(b)
to not remove any articles or copies, facsimiles, reproductions or originals of any documents or computer software containing Confidential Information from the premises of the Corporation, save and except in the proper discharge of his employment duties for the Corporation (while taking appropriate steps to guard the confidentiality of such information).

Section 2.3 Karen’s Obligation Not to Disclose

Except with the prior written consent of the Purchaser, Karen agrees during Karen’s Restrictive Period, to hold in strict confidence and not use, discuss or disclose, directly or indirectly, to any other person or entity, any Confidential Information, save and except as may be specifically required by law.

Section 2.4 Obligation to Return Property

Karen agrees that, upon the Closing Date, she will, (a) deliver all Confidential Information to the Corporation, (b) not take with her or retain without advance written authorization of DPS any documents, files or other property of the Corporation, and (c) deliver to the Corporation any such documents, files or property in her possession or custody.  In connection with this Agreement, Karen recognizes that all documents, files and property that she has received from the Corporation, including customer or subscriber lists, handbooks, memoranda, policy manuals, product specifications, and other materials, are for the exclusive use of the Corporation and the employees thereof who are properly discharging their responsibilities on behalf of the Corporation, and that she has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of her employment relationship with the Corporation.

ARTICLE 3 – NON-COMPETITION

Section 3.1 Non-Competition by Don

Don undertakes and agrees that, for the period until the later of the date that is three (3) years from the Closing Date and the date that is two (2) years after the end of Don’s employment with the Corporation pursuant to the Employment Agreement (“Don’s Restrictive Period”), he will not, either individually or in partnership or otherwise in connection with any Person, directly or indirectly:

(a)	operate, perform, or carry on business;

(b)
render advice to, be employed by, provide services to or for, or permit his name or any part thereof to be used or employed by or associated with, or otherwise be engaged in or concerned with a business; or

(c)	lend money to, guarantee the debts or obligations of, have any interest in or become interested in any capacity in, any Person connected with or interested in any business,

which performs, sells or otherwise provides products or services, similar to or the same as, or which develops, creates or offers products and services anywhere in Canada or the United States in competition with the Business of the Corporation without the prior written consent of DPS, acting reasonably.  For these purposes, ownership of securities of DPS or any other company whose securities are publicly traded under a recognized securities regime not in excess of 5% of any class of such securities shall not be considered to be a breach of this Section 3.1.  Any activities performed by Don in good faith in fulfillment of his duties to the Corporation or DPS or the directorships permitted under the Employment Agreement shall not be considered a breach of the foregoing covenants.

Section 3.2 Non-Competition by Karen

Karen undertakes and agrees that, for the period until the date that is three (3) years from the Closing Date (“Karen’s Restrictive Period”), she will not, either individually or in partnership or otherwise in connection with any Person, directly or indirectly:

(a)	operate, perform, or carry on business;

(b)
render advice to, be employed by, provide services to or for, or permit her name or any part thereof to be used or employed by or associated with, or otherwise be engaged in or concerned with a business; or

(c)	lend money to, guarantee the debts or obligations of, have any interest in or become interested in any capacity in, any Person connected with or interested in any business,

which performs, sells or otherwise provides products or services, similar to or the same as, or which develops, creates or offers products and services anywhere in Canada or the United States in competition with the Business of the Corporation without the prior written consent of DPS, acting reasonably.  For these purposes, ownership of securities of DPS or any other company whose securities are publicly traded under a recognized securities regime not in excess of 5% of any class of such securities shall not be considered to be a breach of this Section 3.2.

ARTICLE 4 – NON-SOLICITATION

Section 4.1 Non-Solicitation and No Hire of Employees

Each Principal agrees that, during his or her Restrictive Period, as applicable, that he or she shall not directly or indirectly, anywhere in Canada or the United States:

(a)	induce, advise or encourage any employee, agent, consultant or independent contractor of the Corporation to terminate his or her relationship with the Corporation; or

(b)
hire or retain, attempt to hire or retain or cause the hiring or retaining of, any such employee, agent, consultant or independent contractor, with another Person, except with the specific, advance written consent of DPS.

ARTICLE 5  – GENERAL

Section 5.1 Restrictions Reasonable

Each Principal acknowledges and agrees that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Purchaser and the Corporation, rather than to prevent him from earning a livelihood.

Section 5.2 Termination of Agreement

(1) Where an Event of Default occurs, then the obligations of the Principals under Article 2 of this Agreement shall be terminated and be of no further force or effect.

(2) For greater certainty:

(a)	the Principals shall not deliver a written notice of default in respect of:

(i)
a failure to pay the 2013 EBITBA Basic Earn-Out Amount until the expiry of not less than 21 days after the final determination of the 2013 EBITBA Basic Earn-Out Amount and the 2013 EBITBA Additional Earn-Out Amount pursuant to Section 2.6(3) of the Purchase Agreement; and

(ii)
a failure to deliver that part of the consideration in respect of the 2013 EBITBA Basic Earn-Out Amount under Section 2.4(2)(b) of the Purchase Agreement and 2013 EBITBA Additional Earn-Out Amount under Section 2.5 of the Purchase Agreement until the expiry of not less than 30 days after the final determination of the 2013 EBITBA Basic Earn-Out Amount and the 2013 EBITBA Additional Earn-Out Amount pursuant to Section 2.6(3) of the Purchase Agreement; and

(b)
Don shall not deliver a written notice of default in respect of a failure to pay the 2013 Bonus Amount, 2014 Bonus Amount and 2015 Bonus Amount until the expiry of not less than 10 Business Days after the final determination of the applicable Bonus Amount pursuant to Section 4.4 of the Employment Agreement.

Section 5.3 Equitable Remedies

Each Principal acknowledges and agrees that a breach by him of any of the provisions hereof would cause substantial and irreparable harm to the Purchaser and the Corporation, which could not be adequately compensated for by damages.

Section 5.4 Survival

Notwithstanding the termination of this Agreement for any reason, the aforementioned restrictive covenants and restrictions contained in this Agreement shall survive and continue in force to the extent specifically set out in this Agreement.

Section 5.5 Severability

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Principal.  Specifically, and without limiting the generality of the foregoing, to the extent that any provision contained in Sections 3.1, 3.2 or 4.1 is held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, and such remaining provisions, or part thereof, shall remain enforceable and binding.

Section 5.6 Representation by Counsel

Each Principal hereby states that he has read this Agreement in its entirety, that he has been given an opportunity to consider the Agreement and seek legal counsel and advice and that he enters into this Agreement voluntarily and intending to be legally bound.

Section 5.7 Governing Law and Forum

This Agreement (and any claim or controversy arising out of or relating to this Agreement) is governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the Parties irrevocably attorns to the exclusive jurisdiction of the courts of Ontario.

Section 5.8 Assignment and Enurement

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Principal without the prior written consent of the board of directors of DPS, and any purported assignment or other transfer without such consent shall be void and unenforceable.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.  No such assignment shall release the assignor from any of its obligations hereunder.

Section 5.9 General

Sections 8.4, 8.5, 8.8, 8.9 and 8.13 of the Purchase Agreement are incorporated by reference into this Agreement as if set out in full herein.

Section 5.10 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

The parties have executed this Agreement.

2314505 ONTARIO INC.

By:	/s/ Nicholas R. Toms
Name:
Title:

[illegible]	/s/ Karen Dalicandro
Signature of Witness	KAREN DALICANDRO

[illegible]	/s/ Donald Dalicandro
Signature of Witness	DONALD DALICANDRO